Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Greenidge Generation Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	457(c)	2,521,010	$3.33	$8,394,963.30	0.00014760	$1,239.10

	Total Offering Amounts					$8,394,963.30	0.00014760	$1,239.10

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,239.10

(1)	Consists of (i) 450,300 shares of Class A common stock issued to the selling stockholder named in the Registration Statement, (ii) 810,205 shares of Class A common stock that are issuable upon the exercise of the Pre-Funded Warrants (as defined in the Registration Statement), and (iii) 1,260,505 shares of Class A common stock that are issuable upon the exercise of the 5-Year Warrants (as defined in the Registration Statement). Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional number of shares of Class A common stock issuable upon stock splits, stock dividends, dividends, or other distribution, recapitalization or similar events with respect to the shares of Class A common stock being registered pursuant to this Registration Statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($3.43) and low ($3.23) sale prices per share of Class A common stock as reported on The Nasdaq Global Select Market on April 8, 2024.